Exhibit 10.1

November 13, 2017

VIA EMAIL

Michael Gibertini, PhD

1502 Travis Heights Blvd

Austin, Texas 78704

Dear Michael,

In appreciation for your continuing service to INC Research/inVentiv Health (the “Company”) as its President, Clinical Development, Therapeutic Business Units, we are pleased to enter into this letter agreement with you which amends the terms of your Executive Employment Agreement with INC Research (“INC”) effective July 31, 2014 (your “Employment Agreement”) and the terms of your participation in the INC Executive Severance Plan (the “ESP”). Except as set forth below, all terms and conditions of your Employment Agreement will continue as is (including salary and bonus). Terms not defined herein will have the meanings set forth in your Employment Agreement.

•	Payment of ESP Severance. You will receive a lump sum cash payment equal to $1,242,000, subject to applicable tax withholdings and your execution of a release of claims (attached hereto as Exhibit A), payable as soon as administratively practicable following the effective date of your release and in any event, no later than 15 calendar days following the effective date of your release. This payment is in full satisfaction of any benefits to which you may be entitled to under the ESP and you relinquish all rights and claims to any benefits to which you may become entitled to under the ESP, including upon any future termination of employment, and you will immediately cease to participate in the ESP.

•	Employment Agreement Severance Entitlement. Notwithstanding anything to the contrary in your Employment Agreement, upon a subsequent termination of your employment for any reason other than for “Cause,” you will be entitled to receive (a) $540,000 in cash severance, paid in approximately equal installments in accordance with the Company’s ordinary payroll procedures over the 12-month period after your date of termination and (b) payment of or reimbursement for COBRA health continuation coverage premiums until the end of the 18-month period after your date of termination (or such earlier date that you become eligible to participate in another employer’s group health insurance coverage), each of (a) and (b) subject to the terms and conditions of your Employment Agreement, including your execution and subsequent non-revocation of a release agreement pursuant to Section 6(e) thereof. The payments described in this paragraph supersede and replace any severance rights you may have or may become entitled to under Sections 6(b) or (g) of your Employment Agreement (other than the Accrued Payments).

•	Vesting of Outstanding Equity Awards. Upon the effective date of your release described in Section 1 above, all of your INC stock options and restricted stock units outstanding as of the date of this letter will immediately vest. Your INC stock options will remain exercisable and your INC restricted stock units will be settled as soon as administratively practicable following the effective date of your release.

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing, dating and returning a copy of this letter agreement to me.

Sincerely,

INC Research/inVentiv Health

/s/ Chris Gaenzle
Chris Gaenzle Chief Administrative Officer & General Counsel

Accepted and Agreed:

/s/ Michael Gibertini	November 13, 2017
Michael Gibertini	Date

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